Exhibit (h)(2)(c) Second Addendum to Transfer Agent and Service Agreement between the Registrant and ALPS

Second Addendum to Transfer Agent and Service Agreement Dated

September 12, 2005

Between

ALPS Fund Services, Inc.

and

Forward Funds

THIS ADDENDUM is made as of April 9, 2007, by and between ALPS Fund Services, Inc. (“ALPS”), and Forward Funds (“Trust”).

WHEREAS, ALPS and the Trust have entered into a Transfer Agent and Service Agreement (the “Agreement”) dated September 12, 2005;

WHEREAS, effective April 9, 2007, ALPS will move to 1290 Broadway, Suite 1100, Denver, CO 80203.

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect ALPS’ new address.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	ALPS’ Address. All references to ALPS’ address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

2.	Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.		Forward Funds

By:	/s/ Jeremy O. May	By:	/s/ Mary Curran
Name:	Jeremy O. May	Name:	Mary Curran
Title:	Managing Director	Title:	Secretary